Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Processa Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share(2)	Rule 457(o)			$7,500,000	(3)	$0.00015310	$1,149
Equity	Pre-Funded Warrants(4)	Rule 457(g)						-
Equity	Common Stock issuable upon exercise of the Pre-Funded Warrants(2)	Rule 457(o)							(3)
Total Offering Amounts					$7,500,000			$1,149
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$1,149

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants sold in the offering, and, as such, the proposed maximum aggregate offering price of the common stock and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $7,500,000.

(4)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common stock issuable upon exercise of the warrants.